Exhibit 99.1

Net1 Announces Acquisition of BGS Smart Card Systems

     Johannesburg, South Africa (August 28, 2008) – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NASDAQ: UEPS) today announced that it has acquired 80.1% of BGS Smartcard Systems AG (“BGS”), an Austrian private company that provides smart card-based payment systems to banks, enterprises and government authorities in Russia, Ukraine, Uzbekistan, Mongolia, Vietnam, India and Oman. BGS’ system, Dual Universal Electronic Transactions, or DUET, was developed by BGS as a derivative of the first version of Net1’s UEPS technology that Net1 licensed to BGS in 1993. BGS’ largest customer is Sberbank, the largest financial institution in Russia, which owns the remaining 19.9% of BGS. In the acquisition, Net1 paid the selling shareholders approximately €71.5 million in cash and issued certain shareholders an aggregate of 40,134 shares of Net1 common stock.

     Net1’s management believes that the acquisition of BGS offers numerous potential strategic benefits, including the following:

  Increasing Net1’s revenues from providing its financial services and value-added products to a new cardholder base. BGS has historically employed a business model which focused on selling its product offering into various countries. In contrast, Net1’s service-based business model focuses on generating continuing revenues from its cardholder base through transaction-based fees, financial services and value-added products. Management believes that the geographical footprint of BGS is now large enough to allow Net1 to overlay its service-based model onto the various DUET systems operating in Russia and other countries, thereby creating new revenue streams for BGS and system operators.

  Enhancing Net1’s product offering by leveraging technology platforms and IT development resources. Management believes that Net1’s technological leadership in fields such as biometric identification and in the integration of its UEPS technology with GSM will allow Net1 to create new business opportunities for BGS such as national identification, voting and welfare distribution systems and cell phone-based payment solutions. Further, the addition of BGS’ skilled human resources in the information technology area should greatly assist Net1 in the ongoing development of its technologies and maintenance of its existing systems.

  Increasing the depth of the management team with the addition of experienced executives. Leonid Delberg and Richard Schweger have led BGS since 1997 and have over 25 years of combined experience in the smart card industry. Messrs. Delberg and Schweger will continue as senior executives of BGS and oversee its expansion and integration with Net1. The Company believes that the expertise and experience of BGS’ senior management will greatly assist Net1 in its global expansion initiatives.

  Accelerating the rollout of UEPS in Russia and other new territories. There is little geographical overlap in our and BGS’ operations and thus, the acquisition offers Net1 the opportunity to establish relationships in countries where management believes there are exciting opportunities for the implementation of its technology but where Net1 has minimal current relationships. Management believes that having a local partner is important to the success of international implementation of Net1’s systems. Thus, management further believes that Sberbank, through its leading market position in Russia, can offer Net1 its extensive business network to implement Net1’s complete suite of products there and will be motivated to do so by virtue of its continued participation as a shareholder in BGS.

     “We are incredibly excited about the acquisition of BGS as it represents another significant milestone in the implementation of our international expansion strategy,” said Dr. Serge Belamant, Net1’s Chairman and Chief Executive Officer. “We can now introduce the UEPS and our full suite of products and services in Russia and other countries where we have not operated to date and provide all their citizens with access to a new range of financial products and services made possible by our UEPS technology. The addition of Leonid Delberg and Richard Schweger, with their many years of experience in the smart card payment industry, to our already talented management team will undoubtedly help us grow the business in these and other countries.”

     Leonid Delberg, Chairman and CEO of BGS, added, “Net1, with its rich history of technological innovation, offers BGS a unique opportunity to expand the types of products and services that we can provide to our customers. We very much look forward to working with Serge and the rest of his team to capitalize on the synergies of our payment technologies.”

     Net1 financed the cash portion of the purchase price of the BGS shares with the proceeds of bank financing which it expects to repay within the next several months from its cash reserves. The Company is in the process of listing its shares on the JSE Limited. The listing will result in the conversion into common stock of all of Net1’s convertible preferred stock and will allow its main South African operating subsidiary to repay certain inter-company loans extended to it by Net 1 in connection with the 2004 Aplitec acquisition. The funds provided by the repayment of these loans will be used to repay the bank facility.

About Net1 (www.net1ueps.com)

     Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, Net1 has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other cardholders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

     Net1 also focuses on the development and provision of secure transaction technology, solutions and services. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors. These technologies form the cornerstones of the “trusted transactions” environment of Prism, a South African based subsidiary of the company, and provide the Company with the building blocks for developing secure end-to-end payment solutions.

About BGS (www.bgssmartcard.com)

     BGS is an Austrian company whose core business consists of developing and integrating smart card-based offline and online financial transaction systems. Since 1993, BGS has implemented tailor-made smart card-based payment solutions, focusing on emerging economies and in cooperation with banks, enterprises and government authorities.

     BGS is headquartered in Vienna, Austria, and has subsidiaries in India and Russia, and a branch office in the Ukraine. Distributors are located in Asia, Central and South America, the Commonwealth of Independent States and the Middle East. BGS employs more than 100 people worldwide, including 75 staff members in the research and development and the technical division. BGS’ approach is to offer its customers an adaptive and flexible turnkey solution which encompasses modular smart card and back-office solutions, hardware, consulting services, product customization and integration, installation, system implementation and technical support and training.

Forward-Looking Statements

     This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that could cause the Company's actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:	1-604-484-8750
Toll Free:	1-866-412-NET1 (6381)